                                                                  Exhibit 11.1

                            BUSINESS RESOURCE GROUP
                      COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                       THREE MONTHS ENDED              SIX MONTHS ENDED
                                                            APRIL 30,                       APRIL 30,
                                                        -----------------              ----------------
                                                         1996       1995                 1996     1995
                                                        -------    ------              --------  ------
FULLY DILUTED
Net income ..........................................   $   527                        $    933
                                                        =======                        ========
Weighted average shares outstanding-
  Common shares .....................................     4,841                           4,841
Common equivalent shares-
  Stock options .....................................        78                              48
                                                        -------                        --------
Total common stock and common
  stock equivalents .................................     4,919                           4,889
                                                        =======                        ========
Net income per common and
  common share equivalent ...........................   $   .11                        $    .19
                                                        =======                        ========

Pro forma net income ................................              $  480                        $  702
                                                                   ======                        ======
Weighted average shares outstanding-
  Pro forma common shares ...........................               3,085                         3,085
Pro forma common equivalent shares:
  Stock options .....................................                  58                            58
  Supplemental shares (1) ...........................                 263                           263
                                                                   ------                        ------

Total pro forma common stock and
  common stock equivalents ..........................               3,406                         3,406
                                                                   ======                        ======
Pro forma net income
  per common share ..................................              $  .14                        $  .21
                                                                   ======                        ======


(1) Represents the approximate number of shares that would have to have been sold to fund the distribution of undistributed S Corporation earnings.

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